Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated September 10, 1999 included in Digital Courier Technologies, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1999 and our report dated May 3, 1999 included in Digital Courier Technologies, Inc.'s Proxy Statement for the Special Meeting of Shareholders held October 5, 1999 and to all references to our Firm included in this registration statement.

By:/s/Arthur Andersen LLP
-------------------------
ARTHUR ANDERSEN LLP

Salt Lake City, Utah
March 28, 2000